Exhibit 99.1

PRESS RELEASE

Naugatuck Valley Financial Corporation Reports 16.6% Increase in Earnings
For the Quarter Ended March 31, 2006

Naugatuck, CT, April 19, 2006. Naugatuck Valley Financial Corporation (the “Company”) (NASDAQ National Market: “NVSL”), the parent company of Naugatuck Valley Savings and Loan (the “Bank”), announced net income of $470,000 for the quarter ended March 31, 2006 versus net income of $403,000 for the quarter ended March 31, 2005, an increase of $67,000 or 16.6%. Earnings per share for the quarters ended March 31, 2006 and March 31, 2005 was $.06 in both periods.

Net interest income for the quarter ended March 31, 2006 totaled $2.9 million compared to $2.6 million for the quarter ended March 31, 2005, an increase of $252,000 or 9.6%. The increase in net interest income was the result of an increase in the average balances of interest earning assets of 34.0%, combined with a 23 basis point increase in the average rate earned on these assets over the 2005 rates. The increase in interest earning assets for the three month period is attributed primarily to an increase in the loan and investment portfolios. The average balance of investments increased by 73.0% and the average balances in the loan portfolio increased by 26.8% in the three month period. The increase in interest income was partially offset by an increase in interest expense. Interest expense increased by 135.7% in the three month period, due to rising rates on deposits and borrowings along with increases in the average balances of deposits and borrowings. The increase in the provision for loan losses is due to the increasing size of the loan portfolio and a change in the mix of the portfolio towards commercial loans which are riskier than one-to-four family loans.

Non interest income was $450,000 for the quarter ended March 31, 2006 compared to $340,000 for the quarter ended March 31, 2005, an increase of 32.4%. The increase was caused by a $102,000 or 48.8% increase in fees for services primarily related to checking account fees, and a $28,000 or 58.3% increase in income earned from investments in Bank Owned Life Insurance. This increase was partially offset by a $29,000 decrease in fees from investment advisory services.

Non interest expense was $ 2.7 million for the quarter ended March 31, 2006 compared to $2.4 million for the quarter ended March 31, 2005. The increase was primarily the result of an increase of $243,000 in compensation costs over the 2005 period, largely related to additional lending staff and expenses related to the awards made under the equity incentive plan previously approved by shareholders.

Total assets were $366.2 million at March 31, 2006 compared at $355.3 million at December 31, 2005, an increase of $10.9 million or 3.0%. Total liabilities were $315.0 million at March 31, 2006 compared to $304.4 million at December 31, 2005. Deposits at March 31, 2006 were $255.2 million, an increase of $14.3 million or 5.9% over December 31, 2005. Advances from the Federal Home Loan Bank of Boston decreased from $57.1 million at December 31, 2005 to $56.5 million at March 31, 2006. The increases in deposits were primarily used to fund growth in investments and loans and, to a lesser extent, repay advances and fund disbursements from mortgage tax escrow accounts.

Total capital was $51.2 million at March 31, 2006 compared to $51.0 million at December 31, 2005, due to net income of $470,000 for the three month period, dividends of $157,000 paid to stockholders, a net increase to the unrealized loss on available for sale securities of $142,000 and $32,000 in capital adjustments related to the Company’s 2005 Equity Incentive Plan. At March 31, 2006, the Bank’s regulatory capital exceeded the levels required to be categorized as “well capitalized” under applicable regulatory capital guidelines.

Naugatuck Valley Savings and Loan is headquartered in Naugatuck, Connecticut with five other branches in Southwest Connecticut. A sixth branch is scheduled to open in Southford, Connecticut in the second half of 2006. The Bank is a community-oriented financial institution dedicated to serving the financial service needs of consumers and businesses within its market area.

This release contains “forward-looking statements” which may describe future plans and strategies, including our expectations of future financial results. Management’s ability to predict results or the effect of future plans or strategies is inherently uncertain. Factors that could affect our actual results include market interest rate trends, the general regional and national economic market, our ability to control costs and expenses, actions by our competitors and their pricing, loan delinquency rates, and changes in federal and state regulation. As we have no control over these factors, they should be considered in evaluating any forward-looking statements and undue reliance should not be placed on such statements. Except as required by applicable law or regulation, Naugatuck Valley Financial Corporation disclaims any obligation to update such forward-looking statements.

SELECTED FINANCIAL CONDITION DATA
	March 31,	December 31,
	2006	2005
	(Unaudited)
	(in thousands)
ASSETS
Cash and due from depository institutions	$7,935	$8,922
Investment in federal funds	3,450	29
Investment securities	66,937	63,049
Loans receivable, net	263,237	259,427
Deferred income taxes	1,513	1,331
Other assets	23,081	22,588

Total assets	$366,153	$355,346

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
Deposits	$255,154	$240,846
Advances from Federal Home Loan Bank of Boston	56,506	57,059
Other liabilities	3,326	6,477

Total liabilities	314,986	304,382

Total stockholders' equity	51,167	50,964

Total liabilities and stockholders' equity	$366,153	$355,346

SELECTED OPERATIONS DATA
	Three Months Ended
	March 31,
	2006	2005
	(Unaudited)
	(Dollars in thousands)

Total interest income	$4,787	$3,432
Total interest expense	1,916	813
Net interest income	2,871	2,619

Provision for loan losses	62	15

Net interest income after provision for loan losses	2,809	2,604

Noninterest income	450	340
Noninterest expense	2,655	2,380

Income before provision
for income taxes	604	564
Provision for income taxes	134	161

Net Income	$470	$403

Earnings per common share - basic and diluted	$0.06	$0.06

SELECTED FINANCIAL RATIOS
	For the Three Months
SELECTED PERFORMANCE RATIOS: (1)	Ended March 31,
	2006	2005

Return on average assets	0.52%	0.60%
Return on average equity	3.62	3.10
Interest rate spread	3.27	4.05
Net interest margin	3.46	4.23
Efficiency ratio (2)	79.70	80.16

ASSET QUALITY RATIOS:	At March 31,	At December 31,
	2006	2005
	(Dollars in thousands)

Allowance for loan losses	$1,940	$1,878
Allowance for loan losses as a percent of total loans	0.73%	0.72%
Allowance for loan losses as a percent of
nonperforming loans	482.59	638.78
Net charge-offs to average loans
outstanding during the period	-	-
Nonperforming loans	$402	$294
Nonperforming loans as a percent of total loans	0.15	0.11
Nonperforming assets	$402	$341
Nonperforming assets as a percent of total assets	0.11	0.10

(1) All applicable quarterly ratios reflect annualized figures.
(2) Represents non interest expense (less intangible amortization)
divided by the sum of net interest income and noninterest income.

Contact: Naugatuck Valley Financial Corporation
John C. Roman or Lee R. Schlesinger
1-203-720-5000